                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            TJ INTERNATIONAL INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                            [TJ International Logo]



                          NOTICE OF 1995 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT

                             [TJ International Logo]

                                   P.O. Box 65
                               Boise, Idaho 83707

                            NOTICE OF ANNUAL MEETING

     You are cordially invited to attend TJ International's annual meeting of stockholders. The meeting will be held in the Juniper Room of the Red Lion Riverside, 29th Street and Chinden Boulevard, Boise, Idaho, on Wednesday, May 24, 1995 at 10:30 a.m., Mountain Daylight Time.

     We hope you will be able to join us, but whether or not you plan to attend, it would be very helpful if you would sign the enclosed proxy card and return it in the envelope provided. Please do this immediately so that we can save the time and expense of contacting you again. Voting by proxy will not prevent you from voting in person if you attend the meeting, but will assure that your vote will be counted if you are unable to attend.

     The meeting will be held for the following purposes:

     1. To elect as directors the three (3) nominees listed in the accompanying Proxy Statement to hold office for three years.

     2. To ratify the appointment of Arthur Andersen & Co. as the Company's independent auditors for the fiscal year ending December 30, 1995.

     3. To transact such further or other business as may properly come before the meeting, or any adjournments thereof.

     The Board of Directors has fixed Monday, March 27, 1995, at the close of business, as the record date for the determination of the stockholders entitled to notice of, and to vote at, this meeting.

     During the meeting, management will review the past year's performance and comment on the Company's future prospects. There will be time for any questions stockholders may have about the Company and its operations. Also, management representatives will be on hand to talk individually with stockholders about the Company's business.

     Your vote is important regardless of the number of shares you own. Please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed, postage-paid envelope, so that your shares may be represented. If you attend this meeting, you may vote either in person or by your proxy.

     If you have any questions, please do not hesitate to contact us.


                                             RICHARD B. DRURY
                                             Secretary and Treasurer

Boise, Idaho
April 10, 1995

                                 PROXY STATEMENT
                                       OF
                             TJ INTERNATIONAL, INC.

                              200 E. MALLARD DRIVE
                               BOISE, IDAHO 83707
                                 (208) 364-3300


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TJ International, Inc., (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held in the Juniper Room of the Red Lion Riverside, 29th Street and Chinden Boulevard, Boise, Idaho, on Wednesday, May 24, 1995 at 10:30 a.m., Mountain Daylight Time. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about April 10, 1995. All expenses of this solicitation of proxies will be borne by the Company.

                        EXECUTION AND REVOCATION OF PROXY

     When stock is registered in the name of more than one person, each such person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in its corporate name by an executive or other authorized officer. If the proxy is signed by an attorney, executor, administrator, trustee, guardian, or in any other representative capacity, the signor's full title should be given; and, if not previously furnished but available, a certificate or other evidence of appointment should be furnished.

     A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving written notification to the Secretary of the Company, by delivering a later dated proxy, or by voting in person.

                   RECORD DATE, OUTSTANDING VOTING SECURITIES,
                                AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 27, 1995, will be entitled to vote at the meeting. As of the close of business on March 27, 1995, the Company had outstanding and entitled to vote at the meeting 16,930,202 shares of common stock and 1,247,837 shares of ESOP convertible preferred stock. Each such share of common or preferred stock shall be entitled to one vote on each proposition and one vote for each director to be elected. Abstentions and broker non-votes shall have no impact on the vote. Votes for directors may not be voted cumulatively.

     The shares represented by proxies will be voted by the proxyholders at the annual meeting (or any adjournment thereof) if the proxies are properly signed by the stockholders, duly returned to the Company, and not revoked. If the stockholder specifies a choice by means of the ballot provided on the proxy, the shares represented by proxy will be voted in accordance with such specification. In the absence of specific instructions, however, the shares represented by proxy will be voted in favor of the nominees and the proposition set forth in the Notice. Further, the proxyholders shall have discretionary authority to vote the shares represented by proxy on matters which the Company did not know, a reasonable time before this solicitation, would be presented at the annual meeting, and on any other matter with respect to which the rules and regulations of the Securities and Exchange Commission permit the solicitation of discretionary authority.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

COMMON STOCK

     The following table sets forth, as of March 27, 1995, the persons (including any group deemed a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company who beneficially own more than 5 percent of the Company's Common Stock. It also shows beneficial owner-ship, direct or indirect, of the Company's Common Stock for each director and nominee, for each executive officer named in the Summary Compensation Table, and for the directors and executive officers as a group.

                                             AMOUNT AND NATURE OF     PERCENT
     BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP     OF CLASS
     ---------------------------------------------------------------------------
     DIRECTORS AND NOMINEES
     ----------------------

     Thomas H. Denig                              43,078 (1)               *
     Robert B. Findlay                             6,000                   *
     Robert V. Hansberger                          9,800                   *
     J.L. Scott                                   15,800                   *
     Harold E. Thomas                            851,687 (2)            5.0%
     Arthur L. Troutner                        1,142,146 (3)            6.7%
     J. Robert Tullis                            465,022 (4)            2.7%
     Steven C. Wheelwright                        18,800                   *
     William J. White                              3,000                   *

     OTHER NAMED EXECUTIVES
     ----------------------

     Kevin R. Case                                11,187 (5)               *
     Robert J. Dingman                             9,367 (5)               *
     Walter C. Minnick                           253,180 (6)            1.5%
     All Directors and Executive Officers
     as a group                                4,192,066 (7)           24.8%

     *Less than one percent of class

(1) Mr. Denig directly owns 22,742 shares. The amount beneficially owned by Mr. Denig also includes 20,336 shares which are not outstanding but which are subject to certain options exercisable by Mr. Denig within 60 days of this Proxy Statement.

(2) Mr. Thomas directly owns 751,631 shares. The amount beneficially owned by Mr. Thomas, as reflected in the table, includes 100,056 shares held in trust. The table does not include 179,666 shares owned by several Thomas family trusts for the benefit of Mr. Thomas' grandchildren because the trust agreements do not permit Mr. Thomas to exercise voting or investment power; and Mr. Thomas disclaims beneficial ownership of such shares. By virtue of their relationship, however, Mr. Thomas may influence Mr. Tullis' exercise of those powers as Trustee.

(3) Mr. Troutner directly owns 328,858 shares. The amount beneficially owned by Mr. Troutner, as reflected in the table, includes 813,288 shares owned beneficially and of record by Katherine Troutner. Mr. Troutner disclaims any beneficial interest in these shares but has a contractual right to vote them until their sale or other disposition by Katherine Troutner; and the inclusion of such shares in the table showing the amount beneficially owned by Mr. Troutner shall not be construed as an admission that he is the beneficial owner of such shares.

(4) Mr. Tullis directly owns 104,300 shares. The amount beneficially owned by Mr. Tullis, as reflected in the table, includes 279,722 shares owned by the Thomas trusts mentioned in note (2) above, and 81,000 shares owned by unrelated trusts of which Mr. Tullis is Trustee. Mr. Tullis disclaims beneficial interest in the shares held by these trusts; and the inclusion of such shares in the table showing the amount beneficially owned by Mr. Tullis shall not be construed as an admission that he is the beneficial owner of such shares.

(5) Messrs. Case and Dingman directly own 379 and 1,087 shares, respectively. The amount beneficially owned by each of these individuals also includes 10,808 and 8,080 shares, respectively, which are not outstanding but which are subject to certain options exercisable within 60 days of this Proxy Statement. The amount beneficially owned by Mr. Dingman, as reflected in the table, includes 200 shares owned by his minor child. As custodian of these shares, Mr. Dingman has sole voting and investment power over these shares.

(6) Mr. Minnick directly owns 129,174 shares. The amount beneficially owned by Mr. Minnick, as reflected in the table, includes 1,600 shares owned by his minor child and 99,286 shares owned by an unrelated trust. As custodian of the shares owned by his minor child, Mr. Minnick has sole voting power and investment power over those shares. As one of three trustees for the unrelated trust, Mr. Minnick may exercise sole voting power. The amount beneficially owned by Mr. Minnick also includes 23,120 shares which are not outstanding but which are subject to certain options exercisable by Mr. Minnick within 60 days of this Proxy Statement.

(7) The amount beneficially owned by all directors and officers includes those shares identified in the preceding footnotes. The amount beneficially owned by all directors and officers also includes 1,401,029 shares held by the Trustee for the Company's U.S. retirement plans. All of the Company's executive officers participate in these plans; and certain of the Company's employees administer these plans.

PREFERRED STOCK

     In September 1990, the Company issued 1,269,842 shares of $1.00 par value ESOP convertible preferred stock at $11.8125 per share (liquidation preference) to the employee stock ownership plan (ESOP). Each share of the preferred stock is convertible into the Company's common stock at the higher of the liquidation preference or the fair market value of the underlying common stock. The preferred stock has voting rights equal to one vote per share and is entitled to preferential dividends of $1.065 per share each year. The preferred stock is redeemable by the Company in certain situations. As of March 27, 1995, 1,247,837 shares of the preferred stock, representing 100% of the class, were held by the Trustee for the ESOP. All of the Company's executive officers participate in the ESOP; and certain of the Company's employees administer the ESOP.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director (after a transitional period) serves a three-year term. During 1994, Messrs. Harold S. Eastman and Walter C. Minnick resigned from the Company's Board of Directors. The Board has not yet filled the vacancy created by the resignation of Mr. Eastman, whose term would have expired at the 1996 Annual Meeting. On February 16, 1995, the Board of Directors elected Mr. Thomas H. Denig, the Company's new President and Chief Executive Officer, to fill the vacancy created by the resignation of Mr. Minnick, with a term expiring at the May 1995 Annual Meeting. The following directors have also been nominated to stand for election, both of whom also have terms expiring at May 1995 Annual Meeting: Mr. Arthur L. Troutner and Mr. Steven
C. Wheelwright. The Board of Directors has been informed that each of the three nominees is willing to serve as a director for a three-year term.

     Information as to the nominees and as to each other Director whose term will continue after the 1995 Annual Meeting of Stockholders is as follows:

NOMINEES FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING AND
PRINCIPAL OCCUPATION AND POSITION WITH TJ INTERNATIONAL

THOMAS H. DENIG (1)
200 E. Mallard Drive
Boise, Idaho

     PRESIDENT AND CHIEF EXECUTIVE OFFICER OF TJ INTERNATIONAL, INC., Boise, Idaho, since January 1995. Also serves as President and Chief Executive Officer of Trus Joist MacMillan a Limited Partnership, a joint venture between TJ International, Inc. and MacMillan Bloedel of America, since September 1991. President of Trus Joist Corporation, 1990 to 1991; and its Vice President, Eastern Operations, and Western Division Manager, 1974 to 1990. Lieutenant, U.S. Marine Corp prior to 1974. Graduate of Valpariso University. Age 48. Director since February, 1995. Currently a director on the Trus Joist MacMillan Management Board.

ARTHUR L. TROUTNER (3)
200 E. Mallard Drive
Boise, Idaho

     CO-FOUNDER OF TJ INTERNATIONAL, INC. and a consultant to the Company since March 1990. Formerly Vice President since 1960. Invented and obtained patents on many of the Company's structural products. Graduate of the University of Idaho. Age 73. Director since 1960.

STEVEN C. WHEELWRIGHT (2) (4)
Harvard School of Business
Morgan Hall T-75
Boston, Massachusetts

     CLASS OF 1949 PROFESSOR OF MANAGEMENT, GRADUATE SCHOOL OF BUSINESS, HARVARD UNIVERSITY, Boston, Massachusetts, since September 1988. Formerly Kleiner, Perkins, Caufield & Buyers Professor of Management, Graduate School of Business, Stanford University, Stanford, California, since 1983. Visiting professor, Harvard Business School, 1985-1986. Previously, faculty member of Stanford Graduate School of Business and Harvard Graduate School of Business. Author or co-author of numerous cases, articles, and books in the areas of product development manufacturing strategy, operations management, and forecasting. Graduate of University of Utah. MBA and Ph.D. from the Graduate School of Business, Stanford University. Age 51. Director since 1980. Currently a director of Quantum Corp. and Allegheny Ludlum Steel Corporation.

CONTINUING DIRECTORS
TERMS EXPIRING AT THE 1996 ANNUAL MEETING

ROBERT B. FINDLAY (3) (4)
925 W. Georgia St.
Vancouver, British Columbia

     PRESIDENT AND CHIEF EXECUTIVE OFFICER OF MACMILLAN BLOEDEL LIMITED, Vancouver, British Columbia, (forest products company) since December 1990. Senior Vice President for MacMillan Bloedel's world marketing group from April 1989 to December 1990; Senior Vice President for MacMillan Bloedel's Aberni Region from 1982 to 1989. Graduate of McGill University. Age 61. Director since 1991. Currently a director of MacMillan Bloedel Limited, Methanex Corporation, and Bank of Nova Scotia.

ROBERT V. HANSBERGER (2) (4)
380 E. ParkCenter Blvd., Suite 230
Boise, Idaho

     CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF FUTURA INDUSTRIES CORPORATION, Boise, Idaho, (holding company for diversified subsidiaries) since 1965. Founder and formerly Chief Executive Officer of Boise Cascade Corporation. Graduate of University of Minnesota and Harvard Business School. Age 74. Director since 1975. Currently a director of:

     - BMC West              - Volunteer Hospitals of America  - MK Gold Company
     - Primary Health, Inc.  - IDA-WEST, Inc.                  - Thrifty Foods


CONTINUING DIRECTORS
TERMS EXPIRING AT THE 1997 ANNUAL MEETING

J.L. SCOTT (1) (3)
Salt Lake City, Utah

     FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF AMERICAN STORES CO., Salt Lake City, Utah (supermarkets, drug stores and combination food and drug stores) from June 1990 to September 1992; Vice Chairman and Chief Executive Officer of American Stores Co. since January 1989; Chairman and Chief Executive Officer of American Superstores, Inc. since June 1987; Vice Chairman and Chief Executive Officer of American Superstores, Inc., since January 1987. Prior to 1987, Mr. Scott was Chairman and Chief Executive Officer of J.L. Scott Enterprises, Inc., since September 1980. From 1975 to 1980, Mr. Scott was Chairman and Chief Executive Officer of the Great Atlantic and Pacific Tea Company, Inc. Prior to 1975, Mr. Scott served as Vice Chairman and Chief Executive Officer of Albertson's Inc. Graduate of Albertson College of Idaho. Age 65. Director since 1980. Currently a director of American Stores Co., and a member and trustee for the Committee for Economic Development.

HAROLD E. THOMAS (1)
200 E. Mallard Drive
Boise, Idaho

     CO-FOUNDER AND CHAIRMAN OF THE BOARD OF TJ INTERNATIONAL, INC. Chairman and President from 1960 to 1971, Chairman and Chief Executive Officer from 1971 to 1975, again appointed Chief Executive Officer from 1979 to 1986. Graduate of the University of Idaho. Age 68. Director since 1960.

J. ROBERT TULLIS (1) (3)
680 S. Clearwater Lane
Boise, Idaho

     CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF QUINTEX CORPORATION, Nampa, Idaho (primarily an injection and blow molding plastics manufacturing firm) since 1979. Treasurer of Trus Joist Corporation from 1960 to 1972. Graduate of the University of Idaho. Certified Public Accountant since 1954. Age 69. Director since 1960.

WILLIAM J. WHITE (2)
5215 Old Orchard Road
Skokie, Illinois

     CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF BELL & HOWELL COMPANY, Skokie, Illinois, since February 1990. Previously served as Chairman and President of Whitestar Graphics, Inc. since 1989; Executive Vice President and Director of USG Corporation, as well as President and Chief Executive Officer of its largest subsidiary, United States Gypsum from 1984 to 1989; President and Chief Operating Officer of Masonite Corporation from 1981 to 1984 (when it was acquired by USG Corporation); President of Mead Products Division and ultimately Group Vice President of Consumer and Distribution for Mead Corporation from 1974 to 1981. Graduate of Northwestern University and Harvard Business School. Age 56. Director since 1994. Currently a director of Bell & Howell, Evanston Hospital, the IMSA Fund for Advancement of Education, and Instead International Council.



(1)  Member of the Executive Committee.
(2)  Member of the Executive Compensation Committee.
(3)  Member of the Audit Committee.
(4)  Member of the Nominating and Corporate Governance Committee.
(5) By virtue of their ownership of the Company's common stock or their positions as corporate officers, Messrs. Denig or Thomas may technically be considered under the reporting rules to be control persons of the Corporation.

                           COMMITTEES AND MEETINGS OF
                             THE BOARD OF DIRECTORS

     The Board of Directors presently consists of nine members - seven non-management and two management. Regular meetings are usually held quarterly. In 1994 there were five meetings of the full Board and eleven committee meetings as described more fully below. Except for Mr. Troutner, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board and all committees of the Board of which the person is a member.

     The Board of Directors has established the following committees to deal with particular areas of responsibility:

1. The Executive Committee consists of any number of members, to include the Chairman of the Board and President, so designated by the full Board as specified in the Company's Bylaws. Currently, there are four members, two non-management directors and two management directors. The Committee meets at such times as needed throughout the year at the request of management. It exercises virtually all the powers of the Board in the management and direction of the business affairs of the Company that require immediate action. Any action taken by this Committee is reported to the full Board at its next regular meeting. The Committee met once in 1994. The current members of the Committee are: Thomas H. Denig, J. L. Scott, Harold E. Thomas and J. Robert Tullis.

2. The Executive Compensation Committee consists of three of the non-management directors. The Committee meets as needed to review and recommend to the full Board matters concerning the compensation of officers and the grant of incentives to key employees. The Committee is also responsible for keeping abreast of compensation programs in similar businesses in order to ensure that the Company remains competitive in the recruitment and retention of top quality employees. The Committee met five times in 1994. The current members of the Committee are: Robert V. Hansberger, William J. White, and Steven C. Wheelwright.

3. The Audit Committee currently consists of four of the non-management directors. The Committee periodically reviews accounting policies, reporting practices, internal and external auditing and control, and other matters as appropriate. The Company's outside auditors, Vice President, Finance, Treasurer, internal auditor and various other top executives are generally requested by the Committee Chairman to attend the meetings as appropriate to answer questions posed by the Committee. The Committee met twice in 1994. The current members of the Committee are: Robert B. Findlay,
     J. L. Scott, Arthur L. Troutner and J. Robert Tullis.

4. The Nominating and Corporate Governance Committee currently consists of three of the non-management directors. The Committee was established by the full Board in May, 1995. The Committee meets as needed to review, advise and make recommendations to the full Board with respect to nominees to fill vacancies on the Board, and as to the general structure, responsibilities, and functions of the Board and its committees. The Committee met once in 1994. The current members of the Committee are: Robert B. Findlay, Robert
     V. Hansberger, and Steven C. Wheelwright.

     During 1994, there were no Executive Compensation Committee interlocks or other relationships requiring disclosure under applicable rules of the Securities and Exchange Commission.

                            COMPENSATION OF DIRECTORS

     Directors' fees are determined by the Board of Directors. All directors who were not officers during fiscal 1994 received fees of $300 per month; $2,000 for each Board meeting attended; $500 for each Executive, Audit, Executive Compensation, or Nominating and Corporate Governance Committee meeting attended on the same day as a Board meeting; and $1,000 for each Executive, Audit, Executive Compensation, or Nominating and Corporate Governance Committee meeting attended on a day other than the day of a Board meeting. Directors who are officers receive no directors' fees.

     In addition, with stockholder approval, the Company implemented the Amended and Restated Restricted Stock Plan for Non-Employee Directors in 1993. Under this Plan, once every three years each non-employee director of the Company is granted 2,000 shares of common stock subject to a three-year "earn-out" whereby 33 1/3% of the shares vest after each succeeding year of service as a director. Each director has the right, commencing on the date of grant, to receive dividends and to vote the shares of common stock. A director is not entitled to delivery of the shares or to sell or transfer them until the end of the three-year period or the earlier termination of his status as an eligible nonemployee director. If the recipient of such shares becomes ineligible before the end of the three-year period, the nonvested shares are forfeited to the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following sections of the Proxy Statement set forth and discuss the compensation paid or granted during the last three years to the Company's five most highly compensated executive officers at the end of 1994.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

OVERALL POLICY

     The Executive Compensation Committee of the Board of Directors consists of three non-management directors. It meets regularly to evaluate the performance of senior managers and makes recommendations to the full Board with respect to the promotion, continued tenure, and compensation of all officers of the Company and such officers of its subsidiaries and partnerships who report directly to the chief executive officers of such operations. These include the five most highly compensated executive officers of the Company and its subsidiary corporations or partnerships (the "Named Executives"). The objective is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through providing incentives to managers toward maximizing long-term growth in earnings and to becoming owners of the Company's stock, and to provide each officer with an appropriate and competitive compensation package. That package is intended to recognize his or her individual effort and contribution as well as the overall results of the business.

     The Committee, the full Board, and management have adopted as a general philosophy that base salary for the officer group of the Company and of Trus Joist MacMillan a Limited Partnership (TJM), for which the Company is the 51% owner and managing partner, including the Named Executives, should vary approximately plus or minus 10% around a scale targeted at the midpoint (the 50th percentile) of the relevant market, defined as other building materials and forest products companies (the "comparator group"), for the individual's position and skill. Incentive compensation opportunity is targeted at the lower end of the top one-third (the 67th percentile) of the relevant market. The com-panies considered for the comparator group used for compensation purposes generally are not the same companies which comprise the published industry index in the Performance Graph included in this proxy statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the published industry index established for comparing stockholder returns. The top one-third philosophy applies to the total of incentive compensation and the value of stock options or other equity-based incentives. While each of these elements is also considered separately, the Committee in its deliberations attempts to take into account the total compensation package, including the Company's profit sharing and ESOP plans, as well as insurance and other benefits in addition to the more direct forms of compensation.

     The Committee also recognizes that in times of general economic distress it may not be economically practical to maintain total compensation, particularly for senior managers, within the targeted ranges. To ensure executive compensation is appropriately aligned with performance and the financial interest of the stockholders, and that senior managers share with those associates subject to layoff and shorter work weeks the financial impact of difficult economic conditions, it has been the practice of the Committee to recommend temporary salary reductions for senior managers during periods of general economic distress and poor corporate performance. As a result, the salaries of senior managers were temporarily reduced between 5% and 25% during the last three recessions, including a portion of the 1991-1992 recession.

SALARIES

     Salary levels of the Named Executives are reviewed once each year by the Committee, with any adjustments normally made effective June 1st of each year. The Committee may perform additional reviews of salary levels for specific individuals during the year in exceptional cases such as appointment and/or evaluation of new officers. In making its recommendations, the Committee evaluates the size and complexity of operations under the Named Executive's responsibility, the salary levels and size of any adjustments being recommended for other officers and for the non-officer employee group, any relevant salary survey information, the profitability of the operations managed by the officer and of the Company as a whole, and the impact the specific individual has had on the profitability of the Company. The Committee also considers non-financial performance measures. These may include increases in market share, manufacturing efficiency gains, and improvement in product quality. The Company occasionally engages professional salary consultants to evaluate the Company's executive compensation programs compared with the comparator group. The recommendations of the consultants are considered as relevant background information by the Committee and management. No one of the factors mentioned above is specifically more important than the others, but rather they are considered in aggregate.

     With respect to the base salary granted to Mr. Minnick effective June 1, 1994, the Committee took into account a comparison of base salaries to chief executive officers of the comparator group, the Company's return to profitability in 1993 and 1992 after a recession-related 1991 loss, the improved operations for the Company for the first few months of 1994 compared to the same period of 1993, and the assessment by the Committee of Mr. Minnick's individual performance. No one of these factors was particularly determinative as all the factors were considered. Mr. Minnick was granted a base salary of $300,000 effective June 1, 1994, an increase of 18% over his $254,800 base salary effective June 1, 1993. The salaries of the other Named Executives, effective June 1, 1994, were evaluated by the Committee after considering all the above factors including the experience, performance, and competence of the individual Named Executives.

ANNUAL INCENTIVE COMPENSATION

     Incentive compensation programs vary each year depending upon economic and industry circumstances. For the fiscal year ended December 31, 1994, a formula approach to bonuses was taken with the focus on Pre-tax Return on Capital Employed (PROCE) as a measure of performance. This percentage indicates how well an individual operation performed in generating operating income given the capital employed in the process. Eligible executives were assigned target bonus levels based on a percentage of base salary. These target bonus awards were set at market levels. Two PROCE factors were then considered, the absolute PROCE achieved measured against a long-term target and improvement in performance over the prior year measured by subtracting the prior year PROCE from the current year PROCE. Each of these factors were then applied across the various levels of the individual executive's accountability. The three levels of accountability were TJ International consolidated, the Company's strategic business units, and various operations groups. The weighting of each of these factors for individual executives was determined at the beginning of the year by a subjective evaluation of the executive's ability to influence the operating results at the various levels of accountability.

     For the fiscal year ended December 31, 1994, both the absolute PROCE and improvement in PROCE resulted in some measure of payout to the Named Executives. Based on the application of the formulas, Mr. Minnick was awarded a bonus equal to 11.4% of his year-end salary or $34,252, compared to a bonus equal to 40% of his then base salary or $101,920 paid to him for the prior fiscal year. The prior year bonus was discretionary, and not based on any formulas.

STOCK OPTIONS

     The Committee believes that stock ownership by management and employees is a major incentive in building stockholders' wealth and aligning the interest of employees with those of the stockholders, and that broad and deep stock ownership is highly motivating. As a result, the stock option program is the Company's primary long-term compensation vehicle for both the Named Executives and other key employees. Options are granted to individuals much deeper in the organization than is typical in the industry. Other equity incentives, primarily in the form of discounted matching stock purchase programs, are available to employees who do not participate in the stock option program.

     Stock options are granted pursuant to stock option plans approved by stockholders. Generally, stock option grants are in the form of nonstatutory options. While stock options can, under the terms of the plans approved by the stockholders, be granted in several forms, the present philosophy of the Committee is to utilize $1.00 per share discounted options with 40% of the option grant becoming exercisable three years after date of grant. The remaining 60% becomes exercisable in 20% annual installments commencing five years after date of grant. Recognizing the value of deeply discounted shares, the Company usually issues fewer options than are typically issued in more conventional programs.

     If the employee ceases to be employed by the Company, all unexercised options, whether exercisable or not, are generally forfeited. However, in recognition that the stock option program is the primary long-term compensation vehicle for the Company and that stock options constitute an important portion of the retirement program for both the Named Executives and other key employees, in 1994 and in accordance with plan provisions, the Committee recommended and the full Board approved a change in the policy. For options outstanding at least three years on the date employment ceases, if the employee is not terminated for cause, upon specific action by the full Board the vesting will be accelerated at 3% for each year of service. In other words, a 20 year employee would have 60% of the otherwise unvested options become exercisable. This provides the individual with an incentive not only to remain with the Company, but also to perform his or her responsibilities in such a way as to increase the value of the Company's common stock over the long term. In a cyclical business, the Company typically has wide swings in the price of its stock. The grant of options at a deep discount serves to provide a financial incentive for option recipients to remain in the Company's employ even during severe recessions when market value options might have no value, when salaries may have been frozen or reduced, and when annual bonuses are reduced or eliminated. The Committee takes into account the number of options granted in prior years to a particular individual, including the Named Executives, and the current stock price, as well as the Company's competitive compensation philosophy described earlier when determining the size of current year option grants to that individual.

     In 1994, stock options were granted to the Named Executives as indicated in the Option Grants During Fiscal 1994 table on page 12. Mr. Minnick did not receive any stock option grants in 1994 or 1993. This is because in 1992, Mr. Minnick was awarded a nonstatutory stock option grant of 25,000 shares, which became 50,000 shares because of the two-for-one stock split in 1993. The value of these options at the grant date under the Black-Scholes methodology was $418,000. The 1992 grant was the balance of a one-time option grant of 50,000 shares, 100,000 after the stock split, the first half of which was awarded during 1991, and reflected the fact that Mr. Minnick had been granted no options or bonuses during the preceding two years. This one-time grant was awarded in recognition of Mr. Minnick's performance, as well as to provide incentive for him to remain with the Company for the foreseeable future. None of these options could be exercised before June 1994, and the last cannot be exercised until June 2001.

SEVERANCE

     The Committee determines the terms and conditions of any severance arrangements with its executive officers and key management personnel on a case-by-case basis, taking into account the officer's tenure with the Company, his or her responsibilities and duties, and contribution to the business and operations of the Company.

     At the end of 1994, the Committee approved a severance agreement with Mr. Minnick, who resigned as President and Chief Executive Officer of the company effective January 31, 1995. Pursuant to this agreement, the Company will pay Mr. Minnick the sum of $25,000 per month for nine months commencing February 1, 1995, and $8,333.33 per month for nine months thereafter, in accordance with customary company payroll practices. The total to be paid pursuant to the foregoing is $300,000, or the equivalent of Mr. Minnick's base salary for one year.

     In addition, during the 18-month period, Mr. Minnick will continue to vest in 34,734 options granted under the Company's stock option plans, and the Board of Directors has agreed in May 1996 to accelerate the vesting of 36,439 options outstanding as of July 31, 1996. The 36,439 options represents 63% of the total non-vested options outstanding as of such date. The Committee arrived at this percentage by agreeing, in accordance with the new policy, to accelerate the vesting of 3% of the nonvested options outstanding for each of Mr. Minnick's 21 years of service to the Company. The estimated value of unexercised options granted to Mr. Minnick as of December 31, 1994 is indicated in the Aggregate Option Exercises in Fiscal 1994 and Fiscal 1994 Year End Option Values table on page 12. The aggregate cash value of the severance payment and options will be paid to Mr. Minnick's heirs in the event of his death. The Committee has required Mr. Minnick to enter into a non-competition agreement, which he has agreed to do for a period of 36 months commencing on the effective date of the severance agreement.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate reduction for compensation paid to the Named Executives to one million dollars, unless the compensation is performance-based. One condition to qualify compensation as performance-based is to base the amount of the award on an objective formula that precludes any discretion.

     The Committee has carefully considered the impact of this new tax code provision on the Company's incentive plans, and believes that, due to the current and projected levels of compensation, the limits of Section 162(m) will not apply to the compensation paid to the Company's Named Executives in the near future. However, if in the future the limits of Section 162(m) do apply, the Committee intends to modify to whatever extent is necessary, its compensation programs for executive officers subject to the deduction limit so the corporate tax deduction is preserved on all compensation paid.

CONCLUSION

     Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the cyclicality of the business may from time to time result in compensation for its senior managers being above or below its general target ranges during any one year.

Robert V. Hansberger, Chairman
Steven C. Wheelwright
William J. White

                                PERFORMANCE GRAPH

     The following graph provides a comparison of the five year cumulative total return (assuming reinvestment of dividends) for the Standard and Poor's 500 Index, the Value Line Building Materials Industry Group, and the Company.

                                     [Graph]

[Legend] TJ International   100.00  79.15   99.65   97.17   264.09   156.72
[Legend] Building Materials 100.00  88.36  107.84  143.52   182.31   155.32
[Legend] S & P 500          100.00  96.83  126.41  136.25   150.00   151.97

                            Assumes $100 invested at the close of trading on the last trading day of 1989.



                          EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                   ANNUAL COMPENSATION                           COMPENSATION
                         --------------------------------------------------------------------------
(a)                           (b)            (c)            (d)            (g)            (i)
                                                                         OPTIONS
NAME AND                    FISCAL                                       GRANTED       ALL OTHER
PRINCIPAL POSITION           YEAR        SALARY (1)        BONUS       (NUMBER) (2)     COMP (3)
- ---------------------------------------------------------------------------------------------------
THOMAS H. DENIG              1994         $220,974       $ 68,032         7,000          $22,530
President and CEO            1993          194,548        120,000         7,000           12,502
                             1992          175,555         64,750        10,000            8,342

WALTER C. MINNICK            1994          279,053         34,252             0           17,967
Former President and CEO     1993          251,455        101,920             0           12,502
                             1992          227,555         61,250        50,000           10,010

HAROLD E. THOMAS             1994          188,406         22,264             0           11,449
Chairman of the Board        1993          174,627         61,250             0           11,456
                             1992          149,884         42,500             0            6,606

KEVIN R. CASE                1994          153,156         44,334         3,500           16,685
Senior Vice President, TJM   1993          141,717         80,442         5,000           10,452
                             1992          122,483         55,350         4,000            5,828

ROBERT J. DINGMAN            1994          161,992         33,424         3,500            8,754
Senior Vice President, TJM   1993          142,780         79,389         4,000            9,760
                             1992          129,072         41,440         5,000            6,258


                                     - 11 -


(1) Includes compensation reduction amounts contributed by the Company to the Profit Sharing Plan for the benefit of the named executive and cash profit sharing distributions.

(2) The number of options included in this table have been adjusted to reflect the Company's two-for-one stock split declared in 1993.

(3) Includes Company contributions to defined contribution retirement plans, other than compensation reduction amounts described in note (1). The amounts reported represent the contributions that became vested during fiscal 1994 without regard to the year in which the contributions were made.

(4) Columns for "Other Annual Compensation," "Restricted Stock Award(s)" and "LTIP Payouts" are excluded because the Company had no such compensation items or amounts. The Company makes available no special fringe benefits to its executive officers not made available to all full-time employees other than stock options. The Company, as a matter of philosophy, does not provide company cars, subsidized travel, club memberships, or like perquisites to its executive officer group.

OPTION GRANTS DURING FISCAL 1994

                                                            Individual Grants
(a)                                (b)            (c)            (d)            (e)            (f)
                              ---------------------------------------------------------------------------
                                             % OF TOTAL
                                 OPTIONS       OPTIONS         EXERCISE      EXPIRATION     GRANT DATE
NAME                           GRANTED (1)     GRANTED         PRICE (1)        DATE         VALUE (2)
- ---------------------------------------------------------------------------------------------------------
THOMAS H. DENIG                    7,000         6.6%            $1.00         5-25-04        $81,550
WALTER C. MINNICK                      0           NA               NA              NA              0
HAROLD E. THOMAS                       0           NA               NA              NA              0
KEVIN R. CASE                      3,500         3.3%            $1.00         5-25-04         40,775
ROBERT J. DINGMAN                  3,500         3.3%            $1.00         5-25-04         40,775

(1) The options granted become exercisable as follows: 40% three years after date of grant, and the remaining 60% in 20% annual installments commencing five years after date of grant. All unexercised options expire ten years after date of grant. Except as expressly provided in the plans or accelerated by the Board in accordance with plan provisions and company policy, if an optionee ceases to be employed by the Company, all options, whether otherwise exercisable or not, are immediately forfeited at no cost to the Company.

(2) Grant date value is determined under the modified Black Scholes option pricing model. The assumptions used in this methodology include: grant date market value per share - $21.875; exercise price per share - $1.00; annual stock volatility factor - .504; risk free rate of return - 7.2%; annual dividend yield - 1.0%; and, vesting adjustment factor - 44% based on the term and vesting schedule described in note (1) above. The Company does not believe that any model can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by this or any other model. Any future values realized will ultimately depend upon the excess of the market value of the stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN FISCAL 1994
AND FISCAL 1994 YEAR-END OPTION VALUES


(a)                 (b)               (c)              (d)               (e)
                                                    Number of         Value of
                                                   Unexercised       Unexercised
                                                   Options at        Options at
                                                   Year End (2)     Year End (3)
                  Shares
                Acquired on          Value         Exercisable/     Exercisable/
Name             Exercise          Realized (1)   Unexercisable    Unexercisable
- --------------------------------------------------------------------------------
THOMAS H. DENIG   111,936            $224,064         11,056       $  1,102,180
                                                      58,416       $  1,004,440

WALTER C. MINNICK  24,366            $542,908          1,246          21,21,805
                                                      69,927          1,206,553

HAROLD E. THOMAS        0            $196,190              0                  0
                                                           0                  0

KEVIN R. CASE           0                   0          8,248             97,950
                                                      18,116            310,775

ROBERT J. DINGMAN   6,440             107,300          4,520             78,330
                                                      22,820            392,255


                                     - 12 -

(1) Value realized is the market value on date of exercise less exercise price. These amounts are subject to federal and state income taxation.

(2) Number of unexercised options at year end have been adjusted to reflect the Company's two-for-one stock split declared in 1993.

(3) Value of unexercised options at year end represents market value at year end less exercise price. It does not consider the volatility of the underlying stock, the vesting schedule of the options, or the risk of forfeiture.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

     Upon the recommendation of its Audit Committee, the Board of Directors has reappointed Arthur Andersen & Co. as independent auditors for the fiscal year ending December 30, 1995, and is requesting ratification by the stockholders for such reappointment.

     Arthur Andersen & Co. has been auditing the accounts of the Company and its subsidiaries since 1972, the year the Company first registered with the Securities and Exchange Commission. In recommending ratification by the stockholders of the appointment of that firm, the Board of Directors is acting upon the recommendation of the Audit Committee, which is composed entirely of non-management directors, and has satisfied itself as to the firm's professional competence and standing.

     The Audit Committee of the Board of Directors has reviewed the audit and non-audit professional services provided to the Company by Arthur Andersen & Co., and has determined that the performance of the non-audit services would not adversely affect the audit independence of Arthur Andersen & Co. Included in the audit services are the examination of the annual financial statements of the Company and its subsidiaries, limited reviews of interim financial statements, and examination of the annual financial statements for the Company's employee deferred benefit plans.

     In the event this proposal is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, it is contemplated that the appointment for the 1995 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

     Ratification of the appointment of Arthur Andersen & Co. as independent auditors requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the meeting, in person or by proxy, and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

     Representatives of Arthur Andersen & Co. are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

                              STOCKHOLDER PROPOSALS

     From time to time stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the annual meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1996 annual stockholders' meeting must be received by the Company no later than December 31, 1995. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the only business which the Company intends to present is that heretofore set forth, together with regular financial and other reports by officers of the Company. If any other matter or matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the proxyholders to vote the shares represented by proxy on such matters in accordance with their judgment.

     In the absence of instructions to the contrary, the proxyholders intend to vote the shares represented by proxy in favor of (1) election as directors of the nominees specified in the Proxy Statement; and, (2) ratification of appointment of Arthur Andersen & Co. as the Company's independent auditors.

     The undersigned hereby certifies that the information given in this Proxy Statement is true and complete in every respect to the best of my knowledge and belief.

     DATED:    At Boise, Idaho, the 10th day of April, 1995.

                                                  TJ INTERNATIONAL, INC.
                                                  Richard B. Drury
                                                  Secretary and Treasurer

ANNUAL MEETING -- 1995          TJ INTERNATIONAL, INC.                     PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold E. Thomas and Thomas H. Denig as Proxyholders, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of the Company held of record by the undersigned on March 27, 1995, at the annual meeting of stockholders to be held on May 24, 1995, or any adjournment thereof.


1.   ELECT AS DIRECTORS THE THREE (3) NOMINEES TO HOLD OFFICE FOR THREE YEARS:
     Thomas H. Denig, Arthur L. Troutner, Steven C. Wheelwright

     / / FOR ALL NOMINEES (EXCEPT AS INDICATED ON THE LINE PROVIDED BELOW)

     / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

     To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

     __________________________________________________________________________

2. RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 30, 1995

     / / FOR                  / / AGAINST              / / ABSTAIN
_______________________________________________________________________________

3. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING SUCH MATTERS WHICH THE BOARD OF DIRECTORS DID NOT KNOW A REASONABLE TIME BEFORE THIS SOLICITATION OF PROXIES, WOULD BE PRESENTED AT THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY IF PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. IF EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, THIS PROXY SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.
                                        If a partnership, please sign in
                                        partnership name, by authorized person.


                                        Date _____________________________, 1995


                                        ________________________________________
                                        Signature


                                        _______________________________________
                                        Signature if held jointly.


PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.